Exhibit 99.3

NEWS COPY	INFORMATION CONTACT:
Kelly E. Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES PROPOSED PRIVATE OFFERING OF

$550 MILLION OF SENIOR SECURED NOTES

ST. LOUIS, April 16, 2012 –Viasystems Group, Inc. (NASDAQ: VIAS) (the “Company”), announced today that its wholly owned subsidiary Viasystems, Inc. is proposing to offer in a private placement $550 million in aggregate principal amount of senior secured notes due 2019 (the “Notes”). The net proceeds of this offering are intended to be used to fund the previously announced acquisition of DDi Corp. (NASDAQ: DDIC), to redeem all of Viasystems Inc.’s outstanding $220 million in aggregate principal amount of 12.0% Senior Secured Notes due 2015, and to pay transaction fees and expenses related to the offering and the acquisition of DDi Corp. The Notes will initially be guaranteed on a senior secured basis by certain of Viasystems, Inc.’s domestic subsidiaries.

The Notes to be offered will not be registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons absent registration or an applicable exemption therefrom. Accordingly, the Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering circular will be made available to such eligible holders. The offering will be conducted in accordance with the terms and subject to the conditions set forth in the offering circular.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release contains forward-looking statements as defined by the federal securities laws, including without limitation, statements about the completion of the offering and the use of proceeds from the offering. These statements are based upon the Company’s current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include adverse conditions in the capital markets, risks related to the proposed acquisition of DDi Corp., the Company’s inability to secure financing on suitable terms or at all, changes in federal or state securities laws and other factors described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information contained in this press release.